UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 22, 2013

Inventure Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 E. High St., Suite 350, Phoenix, AZ	85054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 22, 2013, we entered into a Loan and Security Agreement (the “New Loan Agreement”) with U.S. Bank National Association (“U.S. Bank”). Each of our subsidiaries is a co-borrower under the New Loan Agreement, which is secured by all of the assets of our consolidated group.  The New Loan Agreement amended and restated in its entirety (a) the Loan Agreement (Revolving Line of Credit Loan and Term Loan) dated as of May 16, 2007, between us and U.S. Bank and (b) the Term Loan Agreement, dated as of June 28, 2007, between us and U.S. Bank ((a) and (b) collectively, the “Prior Agreement”).  U.S. Bank extended certain term and revolving loans to us under the Prior Agreement.  We entered into the New Loan Agreement in substitution of the Prior Agreement and not in satisfaction thereof.  The borrowing capacity available to us under the New Loan Agreement consists of:

•                  $30,000,000 revolving line of credit maturing on March 22, 2018, secured by a lien on all of our personal property business assets, with $30,000,000 currently available to us, bearing interest at the 30-day LIBOR rate plus a floating rate of interest (currently 1.250%) which is set quarterly between the range of 1.125% and 1.750% depending on our financial performance.  Under the Prior Agreement, the revolving line of credit limit was $25,000,000.

•                  $8,500,000 term loan to finance various food processing and warehouse equipment we purchased from 2010 to 2012, maturing on March 22, 2020, bearing interest at 2.69% and secured by a lien on equipment at all three of our manufacturing facilities as well as all of our personal property business assets.

•                  $5,000,000 term loan to finance food processing, packaging, warehouse and other related equipment we may acquire during 2013, maturing on the fifth, sixth or seventh anniversary of the date when drawn, with $5,000,000 currently available to us, with fixed or floating rate options available at rates similar to existing fixed and floating rate debt, and secured by a lien on the equipment we may purchase during 2013 as well as all of our personal property business assets.

•                  $6,000,000 term loan substituted for the $6,000,000 mortgage loan we used under the Prior Agreement to finance the purchase of our Bluffton, Indiana facility in 2006, maturing on May 31, 2014, outstanding principal balance of $1,071,429, bearing interest at the 30-day LIBOR rate plus a floating rate of interest (currently 1.250%) which is set quarterly between the range of 1.125% and 1.750% depending on our financial performance, secured by all of our personal property business assets.  In substituting this new term loan we did not modify the outstanding principal balance under the old term loan.  In addition, the interest rate swap agreement we previously entered into with respect to the old term loan, under which we pay interest on the outstanding balance at 6.85% and the counterparty pays interest at the floating rate, now applies to the new term loan.

•                  $4,000,000 term loan substituted for the $4,000,000 term loan we used under the Prior Agreement to reduce our outstanding line of credit with U.S. Bank, maturing on July 1, 2017, outstanding principal balance of $2,973,590, bearing interest at the 30-day LIBOR rate plus a floating rate of interest (currently 1.250%) which is set quarterly between the range of 1.125% and 1.750% depending on our financial performance, secured by a Deed of Trust dated June 28, 2007, over a leasehold interest in real property we began leasing in Lynden, Washington in connection with our acquisition of Radar Farms, Inc. in 2007, and also secured by all of our personal property business assets.  In substituting this new term loan we did not modify the outstanding principal balance under the old term loan.  In addition, the interest rate swap agreement we previously entered into with respect to the old term loan, under which we pay interest on the outstanding balance at 4.28% and the counterparty pays interest at the floating rate, now applies to the new term loan.

As is customary in such financings, U.S. Bank may terminate its commitments and accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default (as defined in the New Loan Agreement), subject, in certain instances, to the expiration of an applicable cure period.  As compared to the Prior Agreement, the maximum leverage ratio under the New Loan Agreement was increased to 3.25 from 3.0 and a minimum asset coverage ratio of 1.75 was added.

Item 8.01                                           Other Events

On March 28, 2013, the Company issued a press release announcing the New Loan Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit 10.1	Loan and Security Agreement dated as of March 22, 2013, by and between Inventure Foods, Inc. and U.S. Bank, National Association.
Exhibit 10.2	Line of Credit Note dated March 22, 2013, by Inventure Foods, Inc. in favor of U.S. Bank, National Association.
Exhibit 10.3	Term Note A dated March 22, 2013, by Inventure Foods, Inc. in favor of U.S. Bank, National Association.
Exhibit 10.4	Term Note B dated March 22, 2013, by Inventure Foods, Inc. in favor of U.S. Bank, National Association.
Exhibit 10.5	Term Note C dated March 22, 2013, by Inventure Foods, Inc. in favor of U.S. Bank, National Association.
Exhibit 10.6	Term Note D dated March 22, 2013, by Inventure Foods, Inc. in favor of U.S. Bank, National Association.
Exhibit 99.1	Press release dated March 28, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inventure Foods, Inc.
(Registrant)

Date	March 28, 2013
/s/ Steve Weinberger
(Signature)

Steve Weinberger
Chief Financial Officer